Exhibit 99.1

Citizens Financial Corp.’s earnings for the year ended December 31, 2008 were $916,000 compared to $1,034,000 in the year ended December 31, 2007.  On a per share basis earnings were $0.50 in 2008 and $0.57 in 2007.

During the last two years Citizens has experienced higher levels of loan charge-offs related to commercial loans.  In the fourth quarter of 2008, Citizens recorded a provision of $1,494,000 primarily related to the failure of a commercial enterprise that had been performing satisfactorily at September 30, 2008.  Total provision for loan losses in 2008 was $1,959,000 compared to $1,783,000 in 2007.

We are now in the process of working with the borrower to find a buyer for the commercial enterprise that failed in 2008.  Should the borrower not be successful in selling the business, we expect to start foreclosure proceedings.  The remaining balance on this particular credit is $1.5 million.  In addition to this credit, Citizens has other nonperforming credits totaling $4.0 million.  We continue to establish detailed strategies to manage these credits that carry the greatest risk and monitor them continuously.  As of December 31, 2008 we believe our allowance for loan losses is adequately stated to reflect the risks in our loan portfolio. Additional information related to credit quality will be discussed in our Form 10-K.

Citizens is a one bank holding company which serves much of eastern West Virginia through the six branches of its subsidiary, Citizens National Bank, and is headquartered in Elkins, West Virginia.  The company’s stock trades on the over the counter bulletin board under the symbol CIWV.  Additional information about the company and its performance will be made available on the company’s website at www.citizensnationalbank.com in its Form 10-K to be filed prior to March 31, 2009.

This correspondence contains forward looking statements which reflect our current expectations based on information available to us.  These forward looking statements involve uncertainties related to the general economic conditions in our nation and other broad based issues such as interest rates and regulations as well as to other factors which may be more specific to our own operations.  Forward looking statements can be identified by words such as “may”, “will”, “expect”, “anticipate”, “believe”, “estimate”, “plans”, “intends”, or similar words.  We do not attempt to update any forward looking statements.  We include them pursuant to applicable safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  When considering forward looking statements, you should keep in mind the cautionary statements in our SEC filings, including the “Risk Factors” section on Item 1A of our 2007 Annual Report on Form 10-K.  Although we believe the expectations reflected in our forward looking statements are reasonable, actual results could differ materially.